Exhibit 15.3

[Letterhead of Maples and Calder]

NetEase.com, Inc.

26/F, SP Tower D

Tsinghua Science Park Building 8

No. 1 Zhongguancun East Road

Haidian District, Beijing 100084

People’s Republic of China

22 June 2011

Dear Sirs,

Re: NetEase.com, Inc. (the “Company”)

We have acted as legal advisors as to the laws of the Cayman Islands to the Company, an exempted limited liability company incorporated in the Cayman Islands, in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2010.

We hereby consent to the reference of our name under the headings “Taxation” and “Enforcement of Civil Liabilities” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder
Maples and Calder